Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Willis Lease Finance Corporation Reports
Annual Pre-tax Profit of $88.9 million

COCONUT CREEK, FL — March 11, 2020 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported annual total revenues of $409.2 million and pre-tax profit of $88.9 million for the year ended December 31, 2019. The Company’s 2019 pre-tax results were driven by continued leasing revenue growth as well as gains associated with the active management of its portfolio. Aggregate lease rent and maintenance reserve revenues were $299.7 million for 2019. The Company's results also include $18.2 million of non-cash write downs.

“2019 was a great year for our business as evidenced by our exceeding $400 million of revenue and $88.9 million of earnings before tax,” said Charles F. Willis, Chairman and CEO. “There is obvious volatility in the global markets, generally, but we believe the Company is well positioned to continue to build market share and grow customer relationships by leveraging our in-demand portfolio of lease assets and continuing to focus on delivering unique customer solutions.”

“We are very proud of what our teams accomplished in 2019, but given the macro issues facing our industry, obviously now is no time to rest on last year’s performance,” said Brian R. Hole, President. “We believe the Willis Platform™ can deliver the most value in a stressed environment when our customers are raising or conserving cash and looking for ways to reduce engine expense, or avoid it altogether, by leveraging our balance sheet, existing engine portfolio, surplus material and overall power plant management capabilities.”

2019 Highlights (at or for the year ended December 31, 2019, as compared to December 31, 2018):

•	Total revenue increased by 17.5% to $409.2 million in 2019 compared to $348.3 million in 2018.

•	Lease rent revenue was $190.7 million in 2019; 8.6% growth from $175.6 million in 2018.

•
Maintenance reserve revenue was $109.0 million in 2019, an increase of 25.3% compared to $87.0 million in 2018. Long term maintenance reserve revenue increased to $37.6 million in 2019, compared to $23.3 million in the prior year.

•	Spare parts and equipment sales were $74.7 million in 2019, compared to $71.1 million in 2018.

•
Gain on sale of leased equipment was $20.0 million in 2019, reflecting the sale of 16 engines, seven aircraft, four airframes and other related equipment from the lease portfolio, compared to $6.9 million in 2018, reflecting the sale of 14 engines, six aircraft, one airframe and other related equipment from the lease portfolio.

•
Other revenue increased by $7.1 million to $14.8 million in 2019, compared to $7.6 million in 2018, primarily reflecting interest revenue from our notes receivable and an increase in fees earned related to engines managed on behalf of third parties.

•	Income before income taxes was $88.9 million in 2019, compared to $56.3 million in 2018.

•
The book value of lease assets we own directly or through our joint ventures was $2.0 billion at December 31, 2019. As of December 31, 2019, the Company also managed 450 engines, aircraft and related equipment on behalf of third parties.

•	The Company maintained $603 million of undrawn revolver capacity at December 31, 2019.

•	Diluted weighted average earnings per common share was $10.50 for 2019, compared to $6.60 in 2018.

•	Book value per diluted weighted average common share outstanding increased to $57.83 at December 31, 2019, compared to $47.43 at December 31, 2018.

Balance Sheet

As of December 31, 2019, the Company had a total lease portfolio consisting of 263 engines, 12 aircraft, 10 other leased parts and equipment and one marine vessel with a net book value of $1.651 billion. As of December 31, 2018, the Company had a total lease portfolio consisting of 244 engines, 17 aircraft and 10 other leased parts and equipment, with a net book value of $1.673 billion.

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary, Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in Willis’ Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended December 31,			Years Ended December 31,
	2019	2018	% Change	2019	2018	% Change
REVENUE
Lease rent revenue	$48,206	$45,900	5.0%	$190,690	$175,609	8.6%
Maintenance reserve revenue	18,000	30,154	(40.3)%	108,998	87,009	25.3%
Spare parts and equipment sales	18,154	34,973	(48.1)%	74,651	71,141	4.9%
Gain on sale of leased equipment	765	5,282	(85.5)%	20,044	6,944	188.7%
Other revenue	4,103	1,881	118.1%	14,777	7,644	93.3%
Total revenue	89,228	118,190	(24.5)%	409,160	348,347	17.5%

EXPENSES
Depreciation and amortization expense	23,199	21,214	9.4%	86,236	76,814	12.3%
Cost of spare parts and equipment sales	15,455	30,500	(49.3)%	62,647	61,025	2.7%
Write-down of equipment	6,899	5,859	17.8%	18,220	10,651	71.1%
General and administrative	20,437	21,505	(5.0)%	86,523	72,021	20.1%
Technical expense	3,188	1,943	64.1%	8,122	11,142	(27.1)%
Net finance costs:
Interest expense	15,657	17,602	(11.0)%	66,889	64,220	4.2%
Loss on debt extinguishment	—	—	—%	220	—	100.0%
Total net finance costs	15,657	17,602	(11.0)%	67,109	64,220	4.5%
Total expenses	84,835	98,623	(14.0)%	328,857	295,873	11.1%

Earnings from operations	4,393	19,567	(77.5)%	80,303	52,474	53.0%
Earnings from joint ventures	3,791	2,231	69.9%	8,578	3,800	125.7%
Income before income taxes	8,184	21,798	(62.5)%	88,881	56,274	57.9%
Income tax expense	3,188	3,684	(13.5)%	21,959	13,043	68.4%
Net income	4,996	18,114	(72.4)%	66,922	43,231	54.8%
Preferred stock dividends	819	819	—%	3,250	3,250	—%
Accretion of preferred stock issuance costs	21	21	—%	84	83	1.2%
Net income attributable to common shareholders	$4,156	$17,274	(75.9)%	$63,588	$39,898	59.4%

Basic weighted average earnings per common share	$0.71	$2.99		$10.90	$6.75
Diluted weighted average earnings per common share	$0.68	$2.91		$10.50	$6.60

Basic weighted average common shares outstanding	5,850	5,782		5,836	5,915
Diluted weighted average common shares outstanding	6,099	5,939		6,058	6,046

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	December 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$6,720	$11,688
Restricted cash	56,948	70,261
Equipment held for operating lease, less accumulated depreciation	1,650,918	1,673,135
Maintenance rights	3,133	14,763
Equipment held for sale	120	789
Receivables, net of allowances	24,059	23,270
Spare parts inventory	41,759	48,874
Investments	57,936	47,941
Property, equipment & furnishings, less accumulated depreciation	31,520	27,679
Intangible assets, net	1,312	1,379
Notes receivable	38,145	238
Other assets	28,038	14,926
Total assets	$1,940,608	$1,934,943

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$45,648	$42,939
Deferred income taxes	110,418	90,285
Debt obligations	1,251,006	1,337,349
Maintenance reserves	106,870	94,522
Security deposits	20,569	28,047
Unearned revenue	6,121	5,460
Total liabilities	1,540,632	1,598,602

Redeemable preferred stock ($0.01 par value)	49,638	49,554

Shareholders’ equity:
Common stock ($0.01 par value)	64	62
Paid-in capital in excess of par	4,557	—
Retained earnings	348,965	286,623
Accumulated other comprehensive (loss) income, net of tax	(3,248)	102
Total shareholders’ equity	350,338	286,787
Total liabilities, redeemable preferred stock and shareholders’ equity	$1,940,608	$1,934,943